UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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VAIL RESORTS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On October 30, 2026, Vail Resorts, Inc. (“Vail Resorts”) issued a press release relating to its 2026 annual meeting of stockholders, which includes a letter to shareholders from the Vail Resorts Board of Directors.
A copy of the press release is provided below.

Vail Resorts Files Definitive Proxy Expressing Confidence in its Board, Leadership, and Strategy to Deliver Long-Term Shareholder Value

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Mails Letter to Shareholders and Highlights Board’s Commitment to Accountability and Disciplined Oversight of Strategic Execution
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Board Determined Oasis Management’s Director Nominees Lack the Qualifications Necessary to Advance Vail Resorts’ Strategy and Enhance Value Creation
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Urges Shareholders to Vote “FOR” ONLY Vail Resorts’ Highly Qualified Director Nominees at the Upcoming Annual Meeting
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Visit Vote.VailResorts.com For More Information

BROOMFIELD, Colo. – October 30, 2026 – Vail Resorts, Inc. (NYSE: MTN) today filed its definitive proxy statement with the U.S. Securities and Exchange Commission in connection with the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on December 14, 2026. Shareholders of record as of October 19, 2026, will be entitled to vote at the meeting.

The Vail Resorts Board of Directors mailed the following letter to shareholders:

Dear Fellow Shareholders,

Over the last 17 months, your Board and management team have executed a clear strategy to return the Company to sustainable earnings growth and drive long-term shareholder value—and it’s beginning to deliver results.

Oasis Management, in collaboration with Matthew Prince, has nominated four candidates who we believe lack the experience and judgment required to oversee this strategy and who would put our progress at risk. That is why your vote on the WHITE proxy card “FOR” ALL of Vail Resorts’ nine highly qualified director nominees is extremely important at this year’s Annual Meeting.

As an experienced, refreshed Board, we have acted decisively to adjust the Company’s strategy, including modernizing its marketing approach, introducing new pass and lift-ticket products and pricing options, and launching the Epic Experience growth strategy. Following one of the most challenging winters in history across the western U.S., the Company achieved record guest satisfaction, increased lift-ticket market share, and is outperforming the industry in pass sales for the upcoming season.1
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1 Vail Resorts, Inc., “Vail Resorts Reports Fourth Quarter and Full Year Fiscal 2026 Results and Provides Fiscal 2027 Outlook,” September 28, 2026.

Epic Experience is designed to build on this progress and drive guest loyalty and the next phase of growth by delivering a more seamless, personalized, and differentiated guest experience—something the Company is uniquely positioned to do with its integrated network of 42 owned and operated resorts, marketing capabilities, and investments in talent and technology.

These initiatives are only just starting to demonstrate their potential, and we should not disrupt our progress toward delivering long-term shareholder value. Oasis Management has presented four unqualified dissident candidates, two of whom were introduced to Oasis Management by Mr. Prince approximately one week before their nominations. This connection is concerning, as Mr. Prince has long advocated for dismantling Vail Resorts’ integrated network, one of the Company’s most important strategic advantages. He has made his agenda clear: stating publicly that he would like an activist to take over the Board and sell Park City Mountain to him. Mr. Prince’s connection to Oasis Management and its nominees raises serious questions about the independence and judgment of all their nominees and the true motives of their campaign.

With the addition of self-nominated shareholder Gregory Syvert Meyer, the five dissident nominees present serious governance concerns and collectively lack relevant experience and qualifications. In contrast, Vail Resorts’ highly qualified Board, with the right mix of skills and expertise, has taken meaningful action to drive growth, strengthen leadership, and deliver results.

We are encouraged by the confidence of our fellow shareholders, including Ron Baron, our largest and 30-year shareholder, who said:

“Baron Capital will vote for Vail Resorts’ nominees. Under the proven leadership of CEO Rob Katz, I believe that Vail Resorts has the right strategy to return to sustainable earnings growth and that there are meaningful opportunities that are not reflected in the stock today. This includes capturing more revenue through enhanced rental equipment and ski school offerings, and increasing engagement through continued investment in technology, mountain infrastructure, and the guest experience.

I do not believe the Oasis nominees would serve the best long-term interests of investors and strongly oppose their candidacies. I also have serious concerns about Oasis' coordination with Matthew Prince. I believe Prince’s self-interested demand that the Company sell him Park City, one of its most iconic mountains, is short-sighted and destructive to long-term shareholder value. That alone taints my view of anyone Oasis recommends for the Board, including Bob Chapek. Vail Resorts’ opportunity is in using the full power of its network of irreplaceable resorts, not dismantling it."2

I.
The Vail Resorts Board and Management Team Recognized the Need to Change—and Acted

Over the past 17 months, the Board and management have acted decisively to strengthen Vail Resorts and position the Company for sustained growth. Across leadership, marketing, pricing and product strategy, growth and efficiency, they have taken significant actions designed to strengthen the business for the long term while addressing near-term opportunities.

In May 2025, the Board brought Executive Chair Rob Katz back as CEO. From 2006 to 2021, his prior tenure as CEO, Mr. Katz transformed Vail Resorts, pioneering and scaling the Epic Pass and building the Company’s integrated network of irreplaceable resorts. His leadership during this time delivered sustained growth in revenue, profitability, and cash generation, with Vail Resorts generating approximately 12x total
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2 Ron Baron, “Message from Ron Baron in Support of Vail Resorts,” Baron Capital, October 30, 2026. permission to use quotation neither sought nor obtained shareholder return, compared with roughly 4x for the S&P 500, and ranking as the top performer in the travel sector.

In less than a year, Mr. Katz and the management team evolved marketing and pricing strategies to better meet guests where they are, introducing Epic Friend Tickets and Super Advanced Lift Tickets to grow lift-ticket visitation and drive long-term guest lifetime value; took a more individualized approach to lift ticket pricing across resorts to better respond to demand periods; and launched new pass products and pricing optimization with Young Adult and Teen pricing.

The Company also announced in November 2025 that it hired Celeste Burgoyne3 into the newly created role of Executive Vice President and Chief Revenue Officer. Burgoyne brings significant experience scaling global brands and driving growth; a deep appreciation for the connection between brand, guest experience, and digital engagement; and a personal connection to Whistler Blackcomb, Vail Resorts’ largest resort. These attributes are critical to driving revenue growth and leveraging our marketing strengths.

II.
The Board’s Actions are Showing Early Results

Vail Resorts’ actions are already translating into measurable progress. Despite the historic weather challenges this past season, the Company achieved record guest satisfaction scores and strong employee engagement and retention. Its new marketing approach—increased paid media investment, a broader social-media presence, and more resort-focused storytelling—as well as its lift-ticket product and pricing initiatives, helped the Company to outperform the broader industry in lift-ticket visitation during Fiscal 2026. For the coming season, third-party data indicates the Company is outperforming the broader industry in pass sales, particularly on comparable unlimited products.

III.
Vail Resorts Has the Right Strategy and Structural Advantages for Long-Term Success

The Company is uniquely situated to transform the guest experience because of the scale, technology, and integrated resort network it has strategically built over time. Through Epic Experience, the Company is leveraging those advantages to increase loyalty, visitation, and guest lifetime value. Announced in July 2026, the strategy centers on making every part of the mountain journey more seamless, personalized, and memorable, so that guests are inspired to return.

That starts with how Vail Resorts reaches and engages guests through a seamless digital journey. The My Epic app is expanding into a digital companion, bringing planning, purchasing, and in-resort engagement to a single platform, which now includes native in-app commerce and the ability to use your phone as your lift ticket or pass, a first for the ski industry.

My Epic Gear extends that digital experience to how guests access equipment, with Pick Your Own demo gear and an updated web platform this season, and broader personalization, fulfillment, and app integration planned for Fiscal 2028 that we expect will transform the entire gear experience for renters and owners. It dramatically improves a critical component of the ski day by leveraging the Company’s integrated network to differentiate the experience, drive capture, and deepen loyalty.

Epic Experience also extends to ski school, where Vail Resorts is digitizing arrival and guest communications while elevating the private-lesson experience through Epic Ascent, including concierge
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3 Commenting on her appointment, a Stifel sell-side analyst wrote: “…we expect her experience cultivating brand loyalty in the hyper-competitive retail space will prove valuable as MTN transitions from a mostly centralized marketing strategy to more resort-specific tapping into mountain-level guest affinity.” permission to use quotation neither sought nor obtained support, gear lounges, and personalized trip planning. The Company is also improving the on-mountain dining experience through investments in higher-quality ingredients, presentation, and technology.

At the heart of all these initiatives are the employees who deliver the guest experience, which is why our continued investment in training, development, engagement, and retention for frontline employees is a key part of the Epic Experience strategy. One of the Company’s best proof points in its ability to deliver on Epic Experience is the turnaround the Company has seen in the hiring and selection of frontline seasonal talent, which has gone from a pain point to a towering strength in just four years.

Enabling these investments is the Company’s continued execution of its Resource Efficiency Transformation Plan, which is on track to exceed its original $100 million target. The Company has identified an additional $30 million of technology-related opportunities by Fiscal 2028, and has begun deploying artificial intelligence to simplify work, drive innovation, improve outcomes, and create additional capacity for employees to focus on elevating the guest experience.

The focus on execution builds on years of disciplined capital investment to transform the guest experience. From 2016 to 2025, the Company invested over $2 billion of capital across its resorts, $700 million of which was at its six largest destination resorts, including Park City Mountain. We have continued to balance capital allocation with returning capital to shareholders, maintaining a dividend through one of the most challenging weather years in history and taking an opportunistic approach to share buybacks, repurchasing approximately 5.22 million shares (representing approximately $1.04 billion in capital returns, excluding accrued excise tax) between Fiscal 2022 and 2026.

IV.
Vail Resorts Has the Right Board for its Next Phase of Growth

Your Board combines deep knowledge of Vail Resorts’ resort network and season-pass business model with relevant expertise across hospitality, consumer businesses, digital innovation, finance, governance, and talent development. These complementary perspectives are directly relevant to the Company’s next phase of growth, including building guest loyalty, strengthening marketing, driving revenue generation, improving operational execution, and allocating capital with discipline.

The Board has also continued to refresh its composition, having welcomed one third of its directors in the past three years alone. In 2024, the Board appointed Reginald Chambers, a proven transformation leader at the Teachers Insurance and Annuity Association of America, and Iris Knobloch, an international executive specializing in global consumer, media, and hospitality, and current President of the Cannes Film Festival. In August 2026, the Board appointed William Hornbuckle, CEO of MGM Resorts International, who brings decades of hospitality, loyalty, digital innovation, and guest experience expertise. In September 2026, we announced Sue Decker’s intent to step down from the Board after 11 years of service. Our Nominating & Governance Committee is conducting an independent-director search with a leading executive search firm, which we expect to complete in early 2027. Once this new director has been appointed, four independent directors will have been added in three years. The committee considered Oasis Management’s candidates in this search process, and for the reasons detailed below determined that they lacked the necessary skills.

This is what accountability looks like: recognizing room to improve and taking action.

V.
The Oasis Management Nominees Risk Disrupting our Strategy

The Board values input from all shareholders and, for more than a year, engaged extensively and constructively with Oasis Management on the Company’s strategy, operations, pricing, marketing, guest experience, and Board composition, including considering its ideas and meeting with multiple director candidates they proposed in August 2026.

While Oasis Management ultimately chose to nominate a competing slate of directors, they have yet to offer a credible plan to improve shareholder returns. More concerning though, is that two of their nominees, Mr. Roberts and Ms. Street, were introduced to Oasis Management by Mr. Prince about one week before they were formally nominated. Mr. Prince is running a very public campaign against the Company to advance his goal of breaking up our network of resorts so he can acquire Park City Mountain for himself.

These connections to Mr. Prince present a clear conflict and call into question the judgment of Oasis Management, the independence of their nominees, and the true motive of their campaign. Within hours of Oasis Management filing its preliminary proxy statement, a ski-industry podcast interview featuring Mr. Prince was released, in which he discussed his longstanding objective to acquire Park City Mountain, noting that he knew certain Oasis Management nominees, and describing how they could seek to change Vail Resorts’ strategic direction, get the Company to engage with Mr. Prince on a potential sale and/or replace our CEO, Mr. Katz. After the Board completed its interviews of the Oasis Management nominees, Mr. Prince appeared on a podcast and stated that he had “insight” into some of the Board conversations with Oasis.4 Mr. Prince then publicly disclosed—and mischaracterized—details from the Board’s interview of Mr. Roberts, who then subsequently reiterated Mr. Prince’s comments on social media, indicating collaboration between Oasis Management and Mr. Prince.5’6

Despite this, and in line with strong governance practices, the Board conducted a thorough interview and evaluation of all dissident nominees, including self-nominated shareholder, Gregory Syvert Meyer, and the four Oasis Management nominees: Robert Chapek, M. Ashton Hudson, Bryce Roberts, and Picabo Street. Following that process, the Board determined that all of Oasis Management’s nominees and Mr. Meyer lack the necessary qualifications and characteristics to advance the Company’s strategy and enhance value creation.

None of the dissident nominees offered any new or compelling ideas, views or perspectives regarding the Company’s strategic direction, execution of its business plan, technological innovation, or sustainability efforts. Aside from Mr. Hudson, none of the dissident candidates showed any awareness of the Company’s recently announced strategic initiatives.

Four of the five dissident nominees lack relevant industry or meaningful professional experience, which is particularly important given the complexity of overseeing an integrated network of 42 owned and operated resorts and approximately 50,000 employees around the world. Specifically, neither Mr. Roberts nor Ms. Street have operational experience running any business or serving on any prior public company board. As for Mr. Hudson, his only operational experience is running a private pest control company, over eight years ago. He claimed the Board would benefit from his capital allocation experience—but could not articulate any specific changes he would make to the Company’s current approach or cost structure.

With respect to Mr. Chapek, the Board has serious concerns that in his first interview with Mr. Katz, Mr. Chapek represented that he would not be part of a contested activist fight, and was not forthcoming about
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4 The Storm Skiing Journal and Podcast (10.13.26)

5 The Nomination Agreement between Oasis Management and Mr. Roberts provides that Mr. Roberts “will not issue, publish or otherwise make any public statement or any other form of public communication relating to the Corporation, the Campaign or the Proxy Solicitation without the prior written consent of Oasis.”

6 TBPN Podcast (10.22.26)

the fact that he had already entered into an agreement with Oasis Management, under which he had contractually committed “to be nominated to join the new Board of the Company” and to be an active participant in a full proxy fight. The Board also questioned whether Mr. Chapek could represent the interests of all shareholders independently given the significant compensation he is currently receiving from Oasis Management for his advisory services.

While Mr. Chapek possessed relevant industry experience, though dated at this point, the Board also had concerns regarding the circumstances surrounding his termination from Disney and that during Mr. Chapek’s interview, he did not demonstrate thoughtful reflection regarding the shortcomings and challenges of his tenure as CEO. Further, the Board had concerns regarding Mr. Chapek’s decision to serve on the board of Masimo, a public company that Institutional Shareholder Services (ISS) described as having board governance that was “firmly among the most troubling of any modern public company,” as well as Mr. Chapek’s current service on another board of a company founded by the former founder, chairman, and CEO of Masimo, all of which raised questions regarding Mr. Chapek’s ability to drive strong corporate governance in the interest of all shareholders. When asked in his interview about the 2024 ISS report, Mr. Chapek downplayed the significance of ISS commentary.

Finally, the Board was concerned about Mr. Chapek’s decision to write a tell-all book on his time as CEO and a director of Disney, which may call into question his ability to protect the confidentiality of Board deliberations and decisions. Further, in his interview Mr. Chapek did not demonstrate basic knowledge of the Company’s services, products, and strategic initiatives, including its recent announcements relating to Epic Experience.

Vail Resorts will continue to listen to shareholders and evaluate opportunities to improve execution and enhance value. We firmly believe Oasis Management’s campaign is disruptive, ill-informed, and risks undermining the progress already underway. Shareholders should evaluate all the dissident nominees against a Board that has already been meaningfully refreshed and has taken meaningful action to drive change. We are confident that Vail Resorts is better served by allowing its leadership team to execute the plan they have in place.

Vote TODAY “FOR” ALL of Vail Resorts’ Highly-Qualified Director Nominees on the WHITE Proxy Card

Vail Resorts has the right Board, leadership, and strategy in place to build on its unique advantages and deliver stronger long-term performance. The Company has acted with urgency, and we are encouraged by our early results and the substantial opportunities ahead. Disrupting this progress now would put shareholder value at risk.

We encourage you to support the Board that is driving Vail Resorts forward and delivering on its commitments to shareholder value creation. Protect the value of your investment and use the WHITE proxy card or WHITE voting instruction form to vote “FOR” ALL of Vail Resorts’ nine (9) director nominees: Reginald A. Chambers, William J. Hornbuckle, Robert A. Katz, Iris Knobloch, Nadia N. Rawlinson, Michele Romanow, Hilary A. Schneider, D. Bruce Sewell, and Peter A. Vaughn.

Sincerely,
Your Vail Resorts Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.
Whether or not you plan to attend the Annual Meeting, your Board recommends you vote using the
WHITE proxy card provided by management to vote “FOR” the nominees and proposals recommended by your Board, as soon as possible.

If you have already submitted a blue proxy card, or a proxy card of any other color, you may revoke that vote by voting again using Vail Resorts’ WHITE proxy card. Only your latest-dated valid proxy will be counted at the Annual Meeting.

If you have any questions or require assistance with voting your WHITE proxy card, please contact our proxy solicitation firm, Okapi Partners via Email: VAIL@okapipartners.com

Banks and Brokerage Firms, Please Call: (212) 297-0720 | Shareholders and All Others Call Toll-Free: (855) 208-8903

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts operates a network of 42 iconic mountain resorts across North America, Europe and Australia. Our portfolio includes premier destinations such as Vail Mountain, Beaver Creek, Breckenridge, Park City Mountain, Whistler Blackcomb, Keystone; beloved regional mountains like Stowe, Heavenly and Northstar; and local resorts close to metro areas that help to introduce the next generation of skiers and riders to the sport. Together, these resorts provide guests with an unmatched range of mountain experiences connected through the Epic Pass. We are passionate about providing an Experience of a Lifetime to our team members and guests. Through our environmental and social responsibility work, we are committed to reaching a zero net operating footprint by 2030, supporting our employees and communities, and broadening engagement in our sport. Beyond our resorts, Vail Resorts operates industry-leading ski and ride school programs, rental operations, distinctive dining and hospitality experiences, retail operations, and the Grand Teton Lodge Company. Learn more about our company at www.VailResorts.com, or discover our resorts and Pass options at www.EpicPass.com.

Forward-Looking Statements
Certain statements discussed in this press release, other than statements of historical information, are forward-looking statements within the meaning of federal securities laws, including statements regarding our expected growth through our Epic Experience strategy.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Such risks and uncertainties include, but are not limited to, risks related to the anticipated contested director election at the 2026 Annual Meeting and related shareholder activism; a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences or discretionary spending habits; the seasonality of our business combined with adverse events that may occur during our peak operating periods; and the other risks and uncertainties described in the Company’s filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Except as required by law, we undertake no obligation to update any forward-looking statements.

Important Additional Information and Where to Find It
On October 30, 2026, Vail Resorts, Inc. (“Vail Resorts”) filed its definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and its solicitation of proxies for the election of Vail Resorts’ director nominees and for other matters to be voted on.  This press release is not a substitute for the Definitive Proxy Statement or any other document that Vail Resorts has filed or may file with the SEC regarding its solicitation of proxies for the 2026 Annual Meeting.  SHAREHOLDERS OF VAIL RESORTS ARE

URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT VAIL RESORTS AND THE MATTERS TO BE VOTED ON AT THE 2026 ANNUAL MEETING. Shareholders may obtain free copies of the Definitive Proxy Statement and other documents (including the WHITE proxy card) that were filed or will be filed by Vail Resorts with the SEC from the SEC’s website (http://www.sec.gov), from the investor relations section of Vail Resorts’ website (http://investors.vailresorts.com), or by emailing Connie Wang at InvestorRelations@vailresorts.com.

Vail Resorts Contacts:

Investor Relations
Connie Wang
InvestorRelations@vailresorts.com

Media
Kelsey Pietranton
News@vailresorts.com

or

Joele Frank, Wilkinson Brimmer Katcher
Sharon Stern / Lyle Weston
1-212-355-4449